Exhibit 10.1

Employee Separation Agreement and Voluntary Release

This Employee Separation Agreement and Voluntary Release (the “Agreement”) is entered into by and between SeaChange International, Inc. (“SeaChange” or the “Company”).1 and Anthony Dias (“you,” “your” or the “Employee”).

The purpose of this Agreement is to confirm the terms of your separation from SeaChange. Unless you rescind your assent as set forth in Section 8 below, this Agreement shall be effective on the eighth (8th) day following the day you sign it (the “Effective Date”), at which time it shall become final and binding on all parties. The Severance Pay described below is contingent on your agreement to and compliance with the provisions of this Agreement.

1. Separation and Accrued Vacation. Your employment with the Company shall separate effective July 31, 2016 (the “Separation Date”). You acknowledge that from and after the Separation Date, you shall have no authority to represent yourself as an employee or agent of the Company, and you agree not to represent yourself in the future as an employee or agent of the Company. On or about the Separation Date, the Company shall pay your accrued but unused vacation time, subject to all ordinary payroll taxes and withholdings and your final pay earned through the Separation Date in accordance with applicable law.

2. Severance Pay. If you do not rescind this Agreement as set forth in Section 8 below, the Company shall provide you with six (6) months of severance pay, in the total gross amount of One Hundred Fifty-Seven Thousand Seven Hundred Fifty dollars ($157,750) (the “Severance Pay”). The Severance Pay will be payable in equal installments on the normal twice-monthly payroll schedule, less applicable deductions and withholdings. You authorize the Company to deduct from your severance or other amounts due to you under this agreement any taxes that you may owe the Company on vested RSUs.

3. FY2017 Annual Bonus.

You will be eligible for a pro-rated fiscal 2017 target annual bonus of $189,300, payable in cash (“Target Bonus”).

Forty percent (40%) of this Target Bonus will be based on the Company’s FY2017 Non GAAP Operating Income target that was previously approved by the SeaChange Board of Directors on April 6, 2016.

Forty percent (40%) of this Target Bonus will be based on the Company’s reported Revenue target that was also previously approved by the SeaChange Board of Directors on April 6, 2016.

1. Except for the obligations set forth in Section 2, which shall be solely the obligations of SeaChange International, Inc., whenever the terms “SeaChange International, Inc.,” SeaChange” or the “Company” are used in this Agreement (including, without limitation, Section 8), they shall be deemed to include SeaChange International, Inc., and any and all of its divisions, affiliates and subsidiaries and all related entities (including and its and their directors, officers, employees, agents, successors and assigns).

Twenty percent (20%) of this Target Bonus will be based on your personal goals. The Parties agree that 75% of your personal goals have been met ($28,395) as of the date of this Agreement, which will be paid in April 2017, as set forth below.

The Payout at Threshold is forty percent (40%) of the Payout at Target (see table below).

Target Bonus = $120,000	Weight (Percentage of Target Bonus)	Payout at Target (Prorated)	Payout at Threshold (Prorated)

Non GAAP Operating Income	40% =$75,720	$44,187	$17,675

Revenue	40% =$75,720	$44,187	$17,675

		Total=$88,374	Total=$35,350

The payout between the Threshold and the Target is straight line, calculated on a pro-rata basis. If the Stretch Financial Goal is met (as approved by the Board on April 6, 2016), payout will be made at 125% of the applicable Stretch Financial Goal. For both the non-GAAP Operating Income Goal and the Revenue Goal, if the applicable Threshold set forth above is not met, then the payout will be zero.

Any payout will be prorated to reflect the number of days you worked with the Company in fiscal 2017 (i.e., 213 out of 365 days, or 58.4%). This bonus will be paid in April 2017 within 30 days of when the Company reports its FY2017 earnings and completes the year-end audit.

By way of example: If in April 2017, the Company were to report Revenue and Non-GAAP Operating Income for the fiscal year ending January, 31, 2017 at the financial targets approved by the Board, then you would receive a total Target payout of $88,374.

4. Vesting of Restricted Stock Units. The Parties acknowledge and agree that your equity awards as of the Separation Date under the Company’s Amended and Restated 2011 Equity Compensation and Incentive Plan (the “Equity Plan”) are as set forth in Exhibit A hereto. In consideration of your compliance with the terms of this Agreement, the Company will allow for the continued vesting of the restricted stock units (RSUs) and stock options through January 31, 2017 (“Future RSUs”) as set forth in more detail in Exhibit A hereto. You agree that the Company may sell enough of the Future RSUs to cover the tax liabilities due on the vesting of the Future RSUs in order to remit the taxes due on your behalf.

5. Acknowledgments. You acknowledge and agree that:

(i)	this Agreement and the Severance Pay are neither intended to nor shall constitute a severance plan and shall confer no benefit on anyone other than the Company and you;

(ii)	the Severance Pay provided for herein is not otherwise due or owing to you under any employment agreement (oral or written); and

(iii)	any commission owed will be paid the following quarter in which the incentive is earned in occurrence with the regular commission cycle (not applicable); and

(iv)	except for (1) unpaid regular wages, (2) the FY 2017 Annual Bonus, and/or any vacation time accrued through the Separation Date, which, as set forth above, shall be paid by the Company; and (3) any vested monies due to you pursuant to the Company’s 401(k) savings plan, and (4) reimbursable business expenses as submitted for repayment during July 2016, you have been paid and provided all wages, vacation pay, holiday pay, equity, authorized, bonuses, and all other forms of compensation, benefit or remuneration that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from the Company.

6.	Unemployment Insurance and COBRA. After the Separation Date, you may:

(i)	seek unemployment benefits as a result of your separation from the Company. Decisions regarding eligibility for and amounts of unemployment benefits are made by the applicable state agency, not by the Company; and

(ii)	elect to continue medical and/or dental insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at your expense. COBRA election forms and related documentation shall be provided to you after the Separation Date, and the “qualifying event” under COBRA shall be the Separation Date.

7.	Return of Company Property; Confidentiality; Non-Disparagement. You hereby covenant and agree to:

(i)	promptly return to the Company, on or before the Separation Date, all property (other than laptop and cellphone) and documents (whether in hard copy or electronic form) of the Company in your custody and possession, and not retain any copies thereof;

(ii)	abide by the terms of the Non-Disclosure Agreement a copy of which is included in the termination packet, and the terms of which are hereby incorporated into this Agreement by reference;

(iii)	abide by any and all common law and/or statutory obligations relating to the protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information, and you specifically agree that you will not disclose any confidential or proprietary information that you acquired as an employee of the Company to any other person or entity, or use such information in any manner that is detrimental to the interests of the Company;

(iv)	keep confidential and not publicize or disclose the existence and terms of this Agreement, other than to (a) an immediate family member, legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made shall be bound by these confidentiality obligations; or (b) a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law; and

(v)	not make any statements that are disparaging about or adverse to the business interests of the Company or which are intended to harm the reputation of the Company, including, but not limited to, any statements that disparage any product, service, finances, employees, officers, directors, capability or any other aspect of the business of Company.

Your breach of this Section 7 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, will entitle the Company to stop providing and/or recover any Severance Pay.

8.	Release of Claims / OWBPA.

(i)	You hereby acknowledge and agree that by signing this Agreement and accepting the Severance Pay, you are waiving your right to assert any Claim (as defined below) against SeaChange arising from acts or omissions that occurred on or before the Effective Date, except for claims related to the Company’s failure to perform its obligations under this Agreement, and except for any claims which, as a matter of law, cannot be released by private agreement.

Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (whether back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees, costs or any other amount) against the Company up through and including the Effective Date. You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

(ii)	Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

(a) Claims under any local, state or federal discrimination, harassment, fair employment practices or other employment related statute, regulation or executive order, including, without limitation, the Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Age Discrimination in Employment Act and Title VII of the Civil Rights Act of 1964, each as they may have been amended through the Separation Date;

(b) Claims under any local, state or federal employment related statute, regulation or executive order relating to wages, hours, whistleblowing, leaves of absence or any other terms and conditions of employment, including, without limitation, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification (WARN) Act, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety and Massachusetts General Laws Chapter 151 in its entirety (including, without limitation, the sections concerning payment of wages, minimum wage and overtime), each as they may have been amended through the Separation Date. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other statutes, regulations and executive orders;

(c) Claims under any local, state or federal common law theory; and

(d) any other Claim arising under other local, state or federal law.

(iii)	OWBPA: Because you are at least forty (40) years of age, you have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older

Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. The release in this Section 8 is intended to release any Claim you may have against SeaChange alleging discrimination on the basis of age under the ADEA, OWBPA and other applicable laws. Notwithstanding anything to the contrary in this Agreement, the release in this Section 8 does not cover rights or Claims under the ADEA that arise from acts or omissions that occur after the date you sign this Agreement.

It is SeaChange’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, SeaChange hereby advises you in writing to consult with legal counsel prior to signing this Agreement for the purpose of reviewing the terms of this Agreement. Also, because you are at least age 40, and consistent with the provisions of the OWBPA, the Company is providing you with twenty-one (21) days to consider and accept the terms of this Agreement by signing below and returning it to SeaChange, c/o Human Resources at SeaChange International, Inc., 50 Nagog Park, Acton, MA 01720. You agree that any changes to this Agreement, whether material or immaterial, will not restart the running of this twenty-one (21) day period. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a notice of rescission to Human Resources at same address as above. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to the same person and address referenced above.

(iv)	Consistent with federal and state discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal or state discrimination laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency. Further, nothing in this release or Agreement shall be deemed to limit the Center’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal or state discrimination laws, or the Center’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal or state discrimination laws.

9.	Miscellaneous.

(i)	Except as expressly provided for herein (e.g., any agreement(s) referenced in Section 7(ii)), this Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between the Company and you in respect of your separation from the Company.

(ii)	No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the Company and you.

(iii)	The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

(iv)	The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and separation of employment from the Company, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim relating to (a) your employment and separation of your employment, and/or (b) the terms and provisions of this Agreement or to its breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction and that venue for such actions shall lie exclusively in Massachusetts. You also agree that a court in Massachusetts will have personal jurisdiction over you, and you waive any right to raise a defense of lack of personal jurisdiction by such a court.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you hereby acknowledge that you have been encouraged and given an opportunity to consult with legal counsel. By executing this Agreement, you are acknowledging that (a) you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel; (b) your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress; and (c) neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

If the foregoing correctly sets forth our arrangement, please sign, date and return the enclosed copy of this Agreement to Human Resources at 50 Nagog Park, Acton, MA 01720 within twenty-one (21) days after your termination date.

Very truly yours,

SEACHANGE INTERNATIONAL, INC.

/s/ Edward Terino

By: Edward Terino

Its: Chief Executive Officer

Accepted and Agreed To:

/s/ Anthony Dias

Anthony Dias

Dated: July 6, 2016

Exhibit A

Grant Date	Form of Award	Number of Shares	Vesting	Vested/Issued Shares as of July 6, 2016
1/4/2008	Option	5,000	Time-based	5,000 previously vested, issued and exercised.

7/20/2011	Restricted Stock Unit (RSU)	3,500	Time-based	3,500 previously vested and issued.

1/18/2012	Restricted Stock Unit (RSU)	6,000	Time-based	6,000 previously vested and issued.

4/18/2013	Restricted Stock Unit (RSU)	1,261	Time-based	1,261 previously vested and issued.

5/8/2013	Restricted Stock Unit (RSU)	10,000	Time-based	10,000 previously vested and issued.

4/21/2014	Restricted Stock Unit (RSU)	3,347	Time-based	3,347 previously vested and issued.

1/30/2015	Restricted Stock Unit (RSU)	14,164	Time-based	14,164 previously vested and issued.

4/1/2015	Restricted Stock Unit (RSU)	3,138	Time-based	3,138 previously vested and issued.

1/26/2016	Option	37,922	Time-based	12,641 will vest on 1/31/2017 subject to non-revocation of this Agreement

1/26/2016	Restricted Stock Unit (RSU)	17,937	Time-based	5,979 will vest and be issued 1/31/2017 subject to non-revocation of this Agreement

1/26/2016	Performance Stock Unit (PSU)	35,874	Performance-Vested (based on TSR)	Award will issue subsequent to 1/31/19 and be prorated based on days served (which is 33.33% of 3 year period) subject to non-revocation of this Agreement and subject to change in control and 150% performance increase as set forth in your PSU Agreement

1/28/2016	Restricted Stock Unit (RSU)	50,000	Time-based	16,667 will vest and be issued 1/28/2017 subject to non-revocation of this Agreement